EXHIBIT 3.1a

COMPLETE GENOMICS, INC.

SIXTH RESTATED CERTIFICATE OF INCORPORATION

Complete Genomics, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is Complete Genomics, Inc., the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 14, 2005, the Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 24, 2006, the Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 19, 2007, a Certificate of Amendment to the Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 20, 2007, a Third Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 11, 2008, a Certificate of Amendment to the Third Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 2, 2009, a Certificate of Amendment to the Third Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 13, 2009, a Certificate of Amendment to the Third Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 12, 2009, a Certificate of Amendment to the Third Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 5, 2009, the Fourth Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 12, 2009 and the Fifth Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2009.

The Sixth Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“Delaware Corporate Law”).

The text of the Sixth Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Sixth Restated Certificate of Incorporation has been signed this 12th day of February, 2010.

COMPLETE GENOMICS, INC.

By:	/s/ Clifford A. Reid
Clifford A. Reid, President
and Chief Executive Officer

EXHIBIT A

SIXTH RESTATED CERTIFICATE OF INCORPORATION

OF

COMPLETE GENOMICS, INC.

FIRST

The name of this corporation is Complete Genomics, Inc. (the “Company”).

SECOND

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801, New Castle County. The name of its registered agent at such address is THE CORPORATION TRUST COMPANY.

THIRD

The purpose of the Company is to engage in the lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH

A.        The aggregate number of shares that the Company shall have authority to issue is Twenty-Four Million Five Hundred Sixty-Five Thousand Eight Hundred Ninety-Two (24,565,892), divided into Sixteen Million Two Hundred Eighty-Five Thousand Seven Hundred Ninety-Eight (16,285,798) shares of Common Stock, each with the par value of $0.001 per share, and Eight Million Two Hundred Eighty Thousand Ninety-Four (8,280,094) shares of Preferred Stock, each with the par value of $0.001 per share. The Preferred Stock may be issued in one or more series, of which one such series shall be denominated the “Series A Preferred,” one such series shall be denominated the “Series B Preferred,” one such series shall be denominated the “Series C Preferred,” and one such series shall be denominated the “Series D Preferred” (collectively, the “Preferred Stock”). The Series A Preferred shall consist of One Hundred Thirty-Eight Thousand Six Hundred Fifty-Eight (138,658) shares. The Series B Preferred shall consist of Two Hundred Five Thousand Seven Hundred Fifty Eight (205,758) shares. The Series C Preferred shall consist of One Hundred Sixty-Seven – Thousand Three Hundred Fifty-Seven (167,357) shares. The Series D Preferred shall consist of Seven Million Seven Hundred Sixty-Eight Thousand Three Hundred Twenty-One (7,768,321) shares.

B.        The terms and provisions of the Preferred Stock are as follows:

  1.        Dividends.

    (a)        Treatment of Preferred. The holders of Preferred Stock shall be entitled to receive, on a pari passu basis, dividends per share of Preferred Stock equal to eight percent (8%) multiplied by the Effective Price (as defined below) of such series of Preferred Stock, respectively, per annum, out of any assets at the time legally available therefor, when, as and if declared by the Company’s Board of Directors (the “Board of Directors”), prior and in preference to the holders of Common Stock. No dividends other than those payable solely in Common Stock shall be paid on any shares of Common Stock unless and until (i) the aforementioned dividend is paid on each outstanding share of Preferred Stock, (ii) a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal to or greater than the aggregate amount of dividends which would be payable on each share of Preferred Stock if, immediately prior to such dividend payment on Common Stock, it had been converted into Common Stock and (iii) the holders of the Preferred Stock have received full payment of the Liquidation Preference specified in Section 2 pursuant to the terms thereof. After the full dividend preferential amount specified above has been paid to the holders of Preferred Stock, the holders of Preferred Stock shall be entitled to receive any dividends paid to the holders of Common Stock on a pro rata basis as if each such holder’s Preferred Stock had, immediately prior to such dividend payment on Common Stock, been converted into Common Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared, and any dividends declared shall be noncumulative. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with this Section 1(a).

    (b)        Effective Price. The “Effective Price” of the Series A Preferred shall be $43.849 (as adjusted for stock splits, combinations, reorganizations and the like). The Effective Price of the Series B Preferred shall be $69.00 (as adjusted for stock splits, combinations, reorganizations and the like). The Effective Price of the Series C Preferred shall be $159.30 (as adjusted for stock splits, combinations, reorganizations and the like). The Effective Price of the Series D Preferred shall be $7.56 (as adjusted for stock splits, combinations, reorganizations and the like).

    (c)        Distribution. “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

    (d)        Consent to Certain Repurchases. As authorized by Section 402.5(c) of the General Corporation Law of California, Sections 502 and 503 of the General Corporation Law of California, to the extent otherwise applicable, shall not apply with respect to Distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Board of Directors.

  2.        Liquidation Rights.

    (a)        Liquidation Preference.

        (i)        In the event of any Liquidation (as defined below), either voluntary or involuntary, the holders of the Series D Preferred shall be entitled to receive, out of the assets of the Company, the Liquidation Preference (as defined below) specified for each share of Series D Preferred, as applicable, then held by them before any payment shall be made or any assets distributed to the holders of Series A Preferred, Series B Preferred, Series C Preferred or Common Stock. If upon the Liquidation, the assets to be distributed among the holders of the Series D Preferred are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred.

        (ii)        In the event of any Liquidation, the Series C Preferred shall be entitled to receive, out of the assets of the Company, the Liquidation Preference specified for each share of Series C Preferred then held by them before any payment shall be made or any assets distributed to the holders of Series A Preferred, Series B Preferred or Common Stock. If upon the Liquidation, the remaining assets to be distributed among the holders of the Series C Preferred are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then such remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred.

        (iii)        In the event of any Liquidation, the Series A Preferred and Series B Preferred shall be entitled to receive, on a pari passu basis, out of the assets of the Company, the Liquidation Preference specified for each share of Series A Preferred and Series B Preferred then held by them before any payment shall be made or any assets distributed to the holders of Common Stock. If upon the Liquidation, the remaining assets are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then such remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred and Series B Preferred.

        (iv)        “Liquidation Preference” shall mean, with respect to shares of Series A Preferred, $43.849 per share (as adjusted for stock splits, combinations, reorganizations and the like) plus declared but unpaid dividends on such share. Liquidation Preference shall mean, with respect to shares of Series B Preferred, $69.00 per share (as adjusted for stock splits, combinations, reorganizations and the like) plus declared but unpaid dividends on such share. Liquidation Preference shall mean, with respect to shares of Series C Preferred, $238.95 per share (as adjusted for stock splits, combinations, reorganizations and the like) plus declared but unpaid dividends on such share. Liquidation Preference shall mean, with respect to shares of Series D Preferred, $11.34 per share (as adjusted for stock splits, combinations, reorganizations and the like) plus declared but unpaid dividends on such share.

    (b)        Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Company’s Common Stock, Series A Preferred, Series B Preferred and Series D Preferred, treating in such circumstances the Preferred Stock as if it had been converted into Common Stock at the then applicable conversion rate, until such time as each share of Series A Preferred and Series B Preferred has received an aggregate distribution equal to three hundred percent (300%) of the applicable Liquidation Preference for such share of Series A Preferred or Series B Preferred, as applicable, and each share of Series D Preferred has received an aggregate distribution equal to two hundred twenty-five percent (225%) of the Liquidation Preference for such share of Series D Preferred (including in each case both the distributions made pursuant to Section 2(a) above and this Section 2(b)), plus any accrued but unpaid dividends, at which point no further payments shall be made to the holders of Series A Preferred, Series B Preferred and Series D Preferred by reason thereof and any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Company’s Common Stock.

    (c)        Liquidation. A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, share exchange or consolidation) provided that the applicable transaction shall not be deemed a liquidation unless the Company’s stockholders constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity; or (iii) the sale, license, lease, conveyance or other disposition of all or substantially all of the property or business of the Company, provided however, that a transaction or series of transactions described in clause (ii) or (iii) of this Section 2(c) shall not be deemed to be a Liquidation for purposes of the liquidation rights specified in this Section 2 if so elected by (1) the holders of at least sixty percent (60%) of the then outstanding shares of Series C Preferred, voting together as a single series on an as-converted basis, and (2) the holders of at least sixty percent (60%) of the then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted basis. In the event of a deemed “Liquidation” pursuant to clause (iii) in this Section 2(c) above, if the Company does not effect a dissolution of the Company under the Delaware General Corporation Law within forty-five (45) days after such deemed Liquidation, then (A) the Company shall deliver a written notice to each holder of Preferred Stock no later than the forty-fifth (45th) day after the deemed Liquidation advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Company not later than sixty (60) days after such deemed Liquidation, the Company shall use the consideration received by the Company for such deemed Liquidation (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the seventy-fifth (75th) day after such deemed Liquidation (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Preference plus the amount, if any, that the holder of such shares would be entitled to pursuant to Section 2(b) above if the Company were then liquidated. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem each holder’s shares of Preferred Stock in accordance with the preferences and priorities set forth in Sections 2(a)(i), 2(a)(ii) and 2(a)(iii) above. Prior to the distribution or redemption provided for in this Section 2(c), the Company shall not expend or dissipate the consideration received for such deemed Liquidation, except to discharge expenses incurred in the ordinary course of business.

    (d)        Greater of Treatment. Notwithstanding Sections 2(a), 2(b) and 2(c) above, upon a Liquidation, the holders of Preferred Stock shall receive at the closing (and at each date after the closing on which additional amounts (such as earnout payments, escrow amounts or other contingent payments) are paid to stockholders of the Company as a result of the event) in cash, securities or other property an amount equal to the greater of: (x) the amount specified in Sections 2(a) and 2(b) above, or (y) the amount that the holders of Preferred Stock would have been entitled to receive had they converted their shares of Preferred Stock into Common Stock immediately prior to such event at the then effective Conversion Price.

    (e)        Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Without limiting the terms of Section 2(d) above, shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

  3.        Conversion. The Preferred Stock shall have conversion rights as follows:

    (a)        Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock. Each share of Series A Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $43.849 divided by the Series A Conversion Price (as hereinafter defined). The “Series A Conversion Price” shall initially be $9.5012 and shall be subject to adjustment as provided herein. Each share of Series B Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $69.00 divided by the Series B Conversion Price (as hereinafter defined). The “Series B Conversion Price” shall initially be $11.6424 and shall be subject to adjustment as provided herein. Each share of Series C Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $159.30 divided by the Series C Conversion Price (as hereinafter defined). The “Series C Conversion Price” shall initially be $19.33 and shall be subject to adjustment as provided herein. Each share of Series D Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $159.30 divided by the Series D Conversion Price (as hereinafter defined). The “Series D Conversion Price” shall initially be $159.30 and shall be subject to adjustment as provided herein. Each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price are referred to herein as a “Conversion Price.”

    (b)        Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price immediately upon (1) the affirmative vote of holders of at least sixty percent

(60%) of the then outstanding Preferred Stock, voting together as a single class on an as-converted basis, or (2) the consummation of a firmly underwritten public offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (as defined in the Securities Act) or any successor form, provided, however, that (i) the per share price to the public is at least $238.95 (as adjusted for stock splits, combinations, reorganizations and the like) and (ii) the aggregate gross proceeds to the Company are not less than $40,000,000 (a “Qualified IPO”).

    (c)        Special Mandatory Conversion.

        (i)        If, at any time following the date this Sixth Restated Certificate of Incorporation is filed (A) there occurs an issuance of Preferred Stock of the Company in connection with which a holder of shares of Preferred Stock is entitled to exercise a right of first refusal pursuant to Section 2 of that certain Third Amended and Restated Investor Rights Agreement (the “IRA”), dated as of August 12, 2009 among the Company and the Investors (as defined therein), as amended from time to time (the “Right of First Refusal”) at a price per share which is less than $159.30 (as adjusted for stock splits, combinations, reorganizations and the like) with aggregate proceeds of at least $2,000,000 from institutional or other professional investors (a “Dilutive Equity Financing”) and (B) the Company has complied with its obligations in connection with such Right of First Refusal or such obligations have been waived as provided for in the IRA, then all of the shares of Preferred Stock held by a holder who (together with such holder’s affiliates) does not, by exercise of such holder’s Right of First Refusal, acquire at least its Pro Rata Portion (as defined in the IRA) of the securities sold in such Dilutive Equity Financing (a “Non-Participating Holder”) shall be automatically and without further action on the part of such holder be converted into Common Stock (such conversion, a “Mandatory Conversion”) at the applicable Conversion Price, effective immediately prior to the consummation of the Dilutive Equity Financing (the “Offering Date”). For the purposes of this Section (c)(i), (X) a holder’s Pro Rata Portion of the issuance of Series D Preferred contemplated by the amendment dated on or about February 12, 2010 (the “Amendment”), to the Series D Preferred Purchase Agreement dated as of August 12, 2009, shall be calculated based on an aggregate offering amount of Ten Million dollars ($10,000,000) (the “Extension”) (Y) the holder shall be deemed to have purchased his, her or its Pro Rata Portion of the Extension if such holder purchases its Pro Rata Portion at the 2010 Initial Closing (as defined in the Amendment) or the 2010 Additional Closing (as defined in the Amendment) and (Z) the Offering Date for the Extension shall be the date of the 2010 Additional Closing. Upon conversion pursuant to this Section 3(c)(i), the shares of Preferred Stock so converted shall be cancelled and not subject to reissuance. For the avoidance of doubt, if a holder and/or a holder’s affiliate(s) acquire at least such holder’s Pro Rata Portion of the securities sold in a Dilutive Equity Financing, then such holder shall not be deemed a Non-Participating Holder for purposes of such Dilutive Equity Financing (regardless of whether such shares are acquired by the holder, by one or more of its affiliates, or by a combination of the holder and one or more of its affiliates).

        (ii)        A Mandatory Conversion may be waived by the prior written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting together as a single class (with the Preferred Stock voting on an as-converted basis).

        (iii)        Without limiting or delaying any automatic conversion pursuant to Section 3(c)(i), the Non-Participating Holders holding shares of Preferred Stock converted pursuant to Section 3(c)(i) shall deliver to the Company at the office of the Company or any transfer agent for the Preferred Stock, or at such other place as may be designated by the Company, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Company. As promptly as practicable thereafter, the Company shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the full number of shares of Common Stock to which such holder is entitled. The person in whose name the certificate for such shares of Common Stock is to be issued shall be deemed to have become a stockholder of record of such shares of Common Stock on the Offering Date unless the transfer books of the Company are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

    (d)        Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert such shares (or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company (but shall not be required to provide a bond) to indemnify the Company from any loss incurred by it in connection with such certificates); provided, however, that in the event of an automatic conversion pursuant to paragraph 3(b) or 3(c) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company (but shall not be required to provide a bond) to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of the Preferred Stock certificates (or the notice of loss, theft or destruction together with any required indemnity agreement), issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared or accumulated but unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred

Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, or in connection with a Liquidation transaction, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering or the closing of such Liquidation transaction, as applicable, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities or of such transaction.

    (e)        Adjustments to Conversion Price.

        (i)        Adjustments for Subdivisions or Combinations of Common. After the date of the filing of this Sixth Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. After the date of the filing of this Sixth Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

        (ii)        Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

        (iii)        Adjustments for Dilutive Issuances.

           (A)        On or after the date of the filing of this Sixth Restated Certificate of Incorporation, if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (C) below, deemed to be issued) for a consideration per share less than the Conversion Price of any series of Preferred Stock in effect immediately prior to such issue or sale, then immediately upon such issue or sale, the applicable Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Conversion Price by a fraction, the numerator of which shall be the number of shares of Calculated Securities (as defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Conversion Price and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold. Notwithstanding the foregoing, all adjustments under this subsection (iii) with respect to a particular issuance event may be waived by written consent of the holders of at least sixty percent (60%) of the Preferred Stock then outstanding, voting together as a single, separate class on an as-converted basis. “Calculated Securities” means (i) all shares of Common Stock actually outstanding; (ii) all shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock (without giving effect to any adjustments to the conversion price of any series of Preferred Stock as a result of such issuance); and (iii) and all shares of Common Stock issuable upon exercise and/or conversion of outstanding options, warrants or other rights for the purchase of shares of stock.

           (B)        For the purposes of paragraph (A) above, none of the following issuances shall be considered the issuance or sale of Common Stock:

                (1)         The issuance of Common Stock upon the conversion of any Convertible Securities outstanding as of the date of filing of this Sixth Restated Certificate of Incorporation. “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock, including the Preferred Stock.

                (2)         The issuance of up to Three Million Five Hundred Thirty-Nine Thousand One Hundred Sixteen (3,539,116) shares of Common Stock (or options to purchase shares of Common Stock) to employees, directors or consultants of the Company under equity incentive plans, programs or agreements approved by the Board of Directors, including at least three of the Preferred Directors, and including any options outstanding as of the date of filing of this Sixth Restated Certificate of Incorporation (not including the reissuance of shares repurchased by the Company from employees or consultants of the Company); provided, that the maximum number of shares permitted by this clause (2) may be increased by written consent of the holders of at least sixty percent (60%) of the Preferred Stock then outstanding, voting together as a single, separate class on an as-converted basis.

                (3)         The issuance of up to Sixty-Six Thousand Six Hundred Sixty-Seven (66,667) shares of Common Stock (or options or warrants to purchase Common Stock) to lenders, financial institutions, equipment lessors, or real estate lessors to the Company in connection with commercial credit arrangements, equipment financings, commercial property leases or similar transactions approved by the Board of Directors; provided, that the maximum number of shares permitted by this clause (3) may be increased by written consent of the holders of at least sixty percent (60%) of the Preferred Stock then outstanding, voting together as a single, separate class on an as-converted basis.

                (4)         The issuance of up to Sixty-Six Thousand Six Hundred Sixty-Seven (66,667) shares Common Stock (or options or warrants to purchase Common Stock) pursuant to (i) the acquisition of another business by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company or its shareholders own not less than a majority of the voting power of the surviving or successor business or (ii) the acquisition of technology or other intellectual property by outright purchase or exclusive license, in each case, provided that such transaction is approved by the Board of Directors; provided, that the maximum number of shares permitted by this clause (4) may be increased by written consent of the holders of at least sixty percent (60%) of the Preferred Stock then outstanding, voting together as a single, separate class on an as-converted basis.

                (5)         The issuance of Common Stock in connection with a Qualified IPO.

                (6)         The issuance of up to Sixty-Six Thousand Six Hundred Sixty-Seven (66,667) shares of Common Stock (or options or warrants to purchase Common Stock) in connection with strategic partnership transactions approved by the Board of Directors; provided, that the maximum number of shares permitted by this clause (6) may be increased by written consent of the holders of at least sixty percent (60%) of the Preferred Stock then outstanding, voting together as a single, separate class on an as-converted basis.

                (7)         The issuance of shares of Common Stock pursuant to stock splits, stock dividends or similar transactions.

           (C)        For the purposes of paragraphs (A) and (B) above, the following subparagraphs 1 to 3, inclusive, shall also be applicable:

                (1)         In case at any time the Company shall grant any rights to subscribe for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share.

                (2)         In case at any time the Company shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (C), no further adjustment of the conversion price shall be made by reason of such issue or sale.

                (3)         In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Company, the amount of consideration therefore shall be deemed to be the fair value of the assets of such merged corporation (less its liabilities) as determined by the Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.

(f)        No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(g)        Certificate of Adjustments. Upon the occurrence of each adjustment of any Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of Preferred

Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Preferred Stock since the date of the first issuance of Preferred Stock, (ii) the Conversion Price at the time in effect for the applicable series of Preferred Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(h)        Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend or Distribution; (ii) to offer for subscription to the holders of any class or series of its stock any additional shares of stock or other rights; (iii) to effect any reclassification or recapitalization; or (iv) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of the Preferred Stock at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above. Notwithstanding the provisions of this Section 3(h), any requirement to deliver prior written notice of events pursuant to this Section 3(h) may be waived by holders of at least a majority of the Company’s outstanding Preferred Stock.

(i)        Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.        Voting.

  (a)        Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

  (b)        Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder of Preferred Stock could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

  (c)        Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. The number of authorized shares of

Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least sixty percent (60%) of the stock of the Company entitled to vote, voting together as a single class on an as-converted basis, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

(d)        Election of Directors. The authorized number of directors will be set forth in the Company’s bylaws.

    (i)       So long as any shares of Series D Preferred are outstanding, the holders of Series D Preferred, voting separately as a single class, shall have the exclusive and special right to elect two (2) directors (each a “Series D Director”), and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

    (ii)      So long as any shares of Series C Preferred are outstanding, the holders of Series C Preferred, voting separately as a single class, shall have the exclusive and special right to elect one (1) director (the “Series C Director”), and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

    (iii)     So long as any shares of Series B Preferred are outstanding, the holders of Series B Preferred, voting separately as a single class, shall have the exclusive and special right to elect one (1) director (the “Series B Director”), and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

    (iv)     So long as any shares of Series A Preferred are outstanding, the holders of the Series A Preferred, voting separately as a single class, shall have the exclusive and special right to elect two (2) directors (each a “Series A Director” and, together with the Series D Directors, the Series C Director and the Series B Director, the “Preferred Directors”), each of whom shall be elected by holders of at least 60% of the then outstanding Series A Preferred, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

    (v)      The holders of Common Stock, voting separately as a single class, shall have the exclusive and special right to elect one (1) director (the “Common Director”), and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

    (vi)     All other directors shall be nominated unanimously by the existing directors and elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class on an as-converted basis. Any vacancies on the Board of Directors shall be filled by vote of the holders of the class or series that elected the director whose absence created such vacancy. There shall be no cumulative voting.

5.        Amendments and Changes.

  (a)      Approval by Preferred Stock. Notwithstanding Section 4 above, the Company shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of holders of at least sixty percent (60%) of the Preferred Stock then outstanding, voting together as a single, separate class on an as-converted basis:

    (i)       amend, repeal or waive any provision of, or add any provision to this Sixth Restated Certificate of Incorporation or the bylaws of the Company;

    (ii)      take any action that alters or changes or adversely affects the rights, privileges or preferences of, or restrictions provided for the benefit of, the Preferred Stock, regardless of whether any such action is by means of amendment to the Company’s Certificate of Incorporation or by merger, consolidation or otherwise;

    (iii)     increase or decrease the number of shares of Preferred Stock or Common Stock or any Series of Preferred Stock that the Company shall have the authority to issue;

    (iv)     create or issue any securities of the Company (by reclassification or otherwise) having rights, preferences or privileges which are senior to, or pari passu with, any of the rights, preferences or privileges of any of the Preferred Stock;

    (v)      consummate any Liquidation;

    (vi)     effect a merger or consolidation with or into a subsidiary corporation;

    (vii)    cause the acquisition of any stock, material assets or business of any entity outside the ordinary course of business in any form of transaction or the formation of any entity for the purpose of establishing a joint venture with any other entity, unless in each case approved by the Board of Directors;

    (viii)  authorize the issuance of any additional shares of a previously designated series of Preferred Stock other than in accordance with the stock purchase agreement executed in connection with the initial issuance thereof;

    (ix)    create or authorize the creation of any debt security or instrument or otherwise incur new indebtedness if the Company’s aggregate indebtedness would exceed $5,000,000 (excluding equipment leases, lines of credit or other debt financing approved by the Board of Directors);

    (x)     sell, license, encumber or dispose of all or substantially all of the Company’s assets, technology or intellectual property (other than pursuant to equipment leases, lines of credit or other debt financing approved by the Board of Directors);

    (xi)    change the authorized number of directors of the Company;

    (xii)   authorize, declare or obligate the Company to pay a dividend or other Distribution on any of the Company’s stock (other than a dividend payable solely in shares of Common Stock);

    (xiii)  redeem or repurchase shares of the Company’s stock (except in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Board of Directors), including any payment into or set aside for a sinking fund for such purposes;

    (xiv)  effect a recapitalization or reclassification of any of the Company’s outstanding capital stock; or

    (xv)   permit any subsidiary of the Company to do any of the foregoing or to sell shares to a third party.

(b)        Approval by Series D Preferred. Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of holders of at least 60% of the Series D Preferred then outstanding, voting together as a single, separate class:

    (i)       take any action that materially and adversely affects the rights, preferences or privileges of the Series D Preferred in a manner different than the other series of Preferred Stock;

    (ii)      amend, repeal or waive any provision of, or add any provision to this Sixth Restated Certificate of Incorporation or the bylaws of the Company, in each case, in a manner that materially and adversely affects the rights preferences or privileges of the Series D Preferred differently than the other series of Preferred Stock; or

    (iii)     effect a transaction (other than a capital raising transaction) with (A) an affiliate of the Company or (B) a stockholder (or an affiliate of such a stockholder) of the Company if that stockholder directly or indirectly owns more than 5% of the Company’s outstanding Common Stock or has a right to acquire more than 5% of the Company’s outstanding Common Stock.

(c)        Approval by Series C Preferred. Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of holders of at least 60% of the Series C Preferred then outstanding, voting together as a single, separate class:

    (i)       take any action that materially and adversely affects the rights, preferences or privileges of the Series C Preferred in a manner different than the other series of Preferred Stock;

    (ii)      amend, repeal or waive any provision of, or add any provision to this Sixth Restated Certificate of Incorporation or the bylaws of the Company, in each case, in a manner that materially and adversely affects the rights preferences or privileges of the Series C Preferred differently than the other series of Preferred Stock; or

    (iii)     effect a transaction (other than a capital raising transaction) with (A) an affiliate of the Company or (B) an affiliate of a stockholder of the Company that directly or indirectly owns more than 5% of the Company’s outstanding Common Stock or has a right to acquire more than 5% of the Company’s outstanding Common Stock.

(d)        Approval by Series B Preferred. Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of holders of at least 60% of the Series B Preferred then outstanding, voting together as a single, separate class:

    (i)       take any action that materially and adversely affects the rights, preferences or privileges of the Series B Preferred in a manner different than the other series of Preferred Stock; or

    (ii)     amend, repeal or waive any provision of, or add any provision to this Sixth Restated Certificate of Incorporation or the bylaws of the Company, in each case, in a manner that materially and adversely affects the rights preferences or privileges of the Series B Preferred differently than the other series of Preferred Stock.

6.        Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at such holder’s address appearing on the books of the Company; provided, that it shall not be deemed given until the earliest of actual receipt, the third business day after being so deposited in the mail, or the second business day after being so deposited with such a courier, as applicable.

7.        Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not thereafter be issuable by the Company, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary accordingly to amend this Sixth Restated Certificate of Incorporation to reduce the authorized number of shares of Preferred Stock (including any series of Preferred Stock), but not below the number then outstanding.

FIFTH

The Board of Directors shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article FIFTH shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

SEVENTH

The Company reserves the right to amend the provisions in this Sixth Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

EIGHTH

(a)        To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(b)        The Company shall have the power to, and in the case of any director or officer of the Company, shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each such person, an “Indemnity Claimant”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnity Claimant in connection with such action, suit or proceeding if the Indemnity Claimant acted in good faith and in a manner the Indemnity Claimant reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnity Claimant’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnity Claimant did not act in good faith and in a manner which the Indemnity Claimant reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Indemnity Claimant’s conduct was unlawful.

(c)        The Company shall indemnify any Indemnity Claimant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnity Claimant is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnity Claimant in connection with the defense or settlement of such action or suit (and any investigation related thereto) if the Indemnity Claimant acted in good faith and in a manner the Indemnity Claimant reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnity Claimant shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnity Claimant is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(d)      Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Company) or may (in the case of any action, suit or proceeding against a, trustee, employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article EIGHTH. Notwithstanding the foregoing, no advance shall be made by the Company if a determination is reasonably and promptly made at a meeting duly held by a majority vote of disinterested directors that, based upon the facts known to such disinterested directors at the time such determination is made, either (i) the Indemnity Claimant did not act in good faith and in a manner which the Indemnity Claimant reasonably believed to be in or not opposed to the best interests of the Company, (ii) with respect to any criminal action or proceeding, the Indemnity Claimant had reasonable cause to believe that the Indemnity Claimant’s conduct was unlawful, or (iii) as a result of the alleged actions by the Indemnity Claimant, it is more likely than not that it will ultimately be determined that Indemnity Claimant is not entitled to indemnification.

(e)      The right to indemnification and advancement of expenses provided by or granted pursuant to this Article EIGHTH shall not exclude or be exclusive of any other rights to which any person may be entitled under the bylaws of the Company, any contract or agreement between the Company and any officer, director, employee or agent of the Company, vote of stockholders or otherwise.

(f)      Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision, or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article EIGHTH if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted. Notwithstanding any other provision herein, any right or protection provided under this Article EIGHTH shall be deemed to vest at the time the act or omission occurred, irrespective of when and whether a proceeding challenging such act or omission is first threatened or commenced.

(g)      The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.